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                                                  FILED PURSUANT TO RULE 424(B)3
                                               REGISTRATION STATEMENT 333-121263

                PRICING SUPPLEMENT NO. 1682 DATED 7 FEBRUARY 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF $138,355,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
   CURRENTLY TOTALING A$844,455,000.00 (A$ 844,455,000.00INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

In the case of non US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the accompanying prospectus dated December 17, 2004 (together, the "Non US Prospectus") (the "Terms and Conditions"). In the case of US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated August 3, 2006 and the accompanying prospectus dated July 31, 2006 (together, the "US Prospectus") (the "Terms and Conditions").This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable). Copies of the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable) are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.  (i)   Issuer:                                   Queensland Treasury Corporation

    (ii)  Guarantor:                                The Treasurer on behalf of the Government of
                                                    Queensland

2.        Benchmark line:                           2017
                                                    (to be consolidated and form a single series
                                                    with QTC 6% Global A$ Bonds due 14 September,
                                                    2017, ISIN US748305BG31)

3.        Specific Currency or Currencies:          AUD ("A$")
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4.  (i)   Issue price:                              102.730%

    (ii)  Dealers' fees and commissions paid by     No fee or commission is payable in respect of
          Issuer:                                   the issue of the bond(s) described in these
                                                    final terms (which will constitute a "pricing
                                                    supplement" for purposes of any offers or sales
                                                    in the United States or to U.S. persons).
                                                    Instead, QTC pays fees and commissions in
                                                    accordance with the procedure described in the
                                                    QTC Offshore and Onshore Fixed Interest
                                                    Distribution Group Operational Guidelines.

5.        Specified Denominations:                  A$1,000

6.  (i)   Issue Date:                               12 February 2007

    (ii)  Record Date (date on and from which       6 March/6 September. Security will be
          security is Ex-interest):                 ex-interest on and from 7 March/7 September

    (iii) Interest Payment Dates:                   14 March/14 September

7.        Maturity Date:                            14 September 2017

8.        Interest Basis:                           6 per cent Fixed Rate

9.        Redemption/Payment Basis:                 Redemption at par

10.       Change of Interest Basis or               Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                      Senior and rank pari passu with other senior,
                                                    unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:                  Senior and ranks pari passu with all its other
                                                    unsecured obligations

12.       Method of distribution:                   Non-syndicated

                          PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                      6 percent per annum payable semi-annually in
                                                    arrears

    (ii)  Interest Payment Date(s):                 14 March and 14 September in each year up to and
                                                    including the Maturity Date

    (iii) Fixed Coupon Amount(s):                   A$30 per A$1,000 in nominal amount
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    (iv)  Determination Date(s):                    Not Applicable

    (v)   Other terms relating to the method of     None
          calculating interest for Fixed Rate
          Bonds:

                                  PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:                  A$1,000 per bond of A$1,000 Specified
                                                    Denomination (N.B. If the Final Redemption
                                                    Amount is different from 100% of the nominal
                                                    value the Notes will be derivative securities
                                                    for the purposes of the Prospectus Directive and
                                                    the requirements of Annex XII to the Prospectus
                                                    Directive Regulation will apply and the Issuer
                                                    will prepare and publish a supplement to the
                                                    prospectus supplement)

15.       Early Redemption Amount(s) payable on     Not Applicable
          redemption for taxation reasons or on
          event of default and/or the method of
          calculating the same:

                             GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                            Permanent Global Note not exchangeable for
                                                    Definitive Bonds

17.       Additional Financial Centre(s) or other   Not Applicable
          special provisions relating to Payment
          Dates:

18.       Talons for future Coupons or Receipts     No
          to be attached to Definitive Bonds (and
          dates on which such Talons mature):

19.       Other terms or special conditions:        Not Applicable

                                            DISTRIBUTION

20. (i)   If syndicated, names and addresses of     Not Applicable
          Managers and underwriting commitments:
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    (ii)  Date of Dealer Agreement:                 7 February 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):          Not Applicable

21.       If non-syndicated, name and address of    Citigroup Global Markets Australia
          relevant Dealer:                          Citigroup Centre
                                                    Level 40, 2 Park Street
                                                    SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA C rules          TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Additional selling restrictions:          Not Applicable
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LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING AND ADMISSION TO TRADING

(i)   Listing:                            Bourse de Luxembourg.

(ii)  Admission to trading:               Application has been made for the
                                          bonds to be admitted to trading on the
                                          regulated market of the Bourse de
                                          Luxembourg with effect from the Issue
                                          Date.

2.    RATINGS

      Ratings:                            The bonds to be issued have been
                                          rated:

                                          S&P:       AAA
                                          Moody's:   Aaa
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                                          An obligation rated 'AAA' by S&P has
                                          the highest credit rating assigned by
                                          Standard & Poor's. The obligor's
                                          capacity to meet its financial
                                          commitment on the obligation is
                                          extremely strong.

                                          Obligations rated Aaa by Moody's are
                                          judged to be of the highest quality
                                          with minimal credit risk.

                                          A credit rating is not a
                                          recommendation to buy, sell or hold
                                          securities and may be revised or
                                          withdrawn by the rating agency at any
                                          time. Each rating should be evaluated
                                          independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:              See "Use of Proceeds" section in the
                                          prospectus supplement.

(ii)  Estimated net proceeds:             Not Applicable.

(iii) Estimated total expenses:           Not Applicable.

5.    YIELD

      Indication of yield:                5.97%

                                          Calculated as 7 basis points less than
                                          the yield on the equivalent A$
                                          Domestic Bond issued by the Issuer
                                          under its Domestic A$ Bond Facility on
                                          the Trade Date.

                                          The yield is calculated on the Trade
                                          Date on the basis of the Issue Price.
                                          It is not an indication of future
                                          yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                          US748305BG31

(ii)  Common Code:                        027594204

(iii) CUSIP Code:                         748305BG3

(iv)  Any clearing system(s) other than   Not Applicable
      Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):
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(v)   Delivery:                           Delivery free of payment

(vi)  Names and addresses of additional   Not Applicable
      Paying Agent(s) (if any):
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